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                                BELLSOUTH CORPORATION
                       EXECUTIVE INCENTIVE AWARD DEFERRAL PLAN

                (as amended and restated effective September 23, 1996)


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                                BELLSOUTH CORPORATION
                       EXECUTIVE INCENTIVE AWARD DEFERRAL PLAN
                (as amended and restated effective September 23, 1996)


SECTION 1. STATEMENT OF PURPOSE

    The purpose of the Executive Incentive Award Deferral Plan is to permit the deferral of all or a portion of an Executive's Short and/or Long Term Incentive Awards. The objective of the Plan is to provide a means of postponing the receipt of income until some future time (e.g., retirement, etc.). Notwithstanding the foregoing, no deferrals will be permitted under this Plan with respect to awards for services performed in years after 1997. The Plan also provides for certain additional payments in recognition of reduced company matching contributions to Savings Plans on behalf of Executives under circumstances described herein.

SECTION 2. DEFINITIONS

    1. The word "Plan" shall mean the BellSouth Corporation Executive Incentive Award Deferral Plan.

    2. The word "Company" shall mean the BellSouth Corporation, or its successors.

    3. The words "Chairman of the Board," "President" and "Board of Directors" or "Board" shall mean the Chairman of the Board of Directors, President and Board of Directors, respectively, of the Company.

    4. The term "Executive" or "eligible employee" shall mean an employee of the Company (or a participating subsidiary of the Company) who holds a position which the Board of Directors has designated to be within that company's Executive Management Group.

SECTION 3. ADMINISTRATION

    1. The senior Human Resources officer of the Company (the "Responsible Officer") shall be responsible for administration of the Plan.

    2. The Responsible Officer shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to properly carry out such responsibility, including without limitation the power
         (i) to interpret the terms of the Plan including the power to construe ambiguous or uncertain terms, (ii) to establish reasonable procedures with which participants must comply to exercise any right established


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         under the Plan, (iii) to determine status, coverage and eligibility for, and the amount of, benefits, (iv) to resolve all questions that arise in the operation and administration of the Plan, and (v) to delegate his responsibilities hereunder to any person or entity. All actions or determinations of the Responsible Officer (or his delegate) shall (subject to Section 3.3) be final, conclusive and binding on all persons. The rights and duties of participants and other persons and entities are subject to, and governed by, such acts of administration, interpretations, procedures, and delegations.

    3. Claims for benefits under the Plan may be filed with the Responsible Officer (or his delegate) on forms or in such other written documents as the Responsible Officer may prescribe. The Responsible Officer shall furnish to the claimant written notice of the disposition of a claim within 90 days after the application therefor is filed. In the event the claim is denied, the notice of the disposition of the claim shall provide the specific reasons for the denial, citations of the pertinent provisions of the Plan, and where appropriate an explanation as to how the claimant can perfect the claim and/or submit the claim for review.

         Any eligible employee who has been denied a benefit shall be entitled, upon request to the Responsible Officer, to appeal the denial of the claim. The claimant (or his duly authorized representative) may review pertinent documents related to the Plan and in the Responsible Officer's possession in order to prepare the appeal. The request for review, together with written statement of the claimant's position must be filed with the Responsible Officer no later than 60 days after receipt of the written notification of denial of a claim provided for in the preceding paragraph. The Responsible Officer's decision shall be made within 60 days following the filing of the request for review. If unfavorable, the notice of the decision shall explain the reasons for denial and indicate the provisions of the Plan or other documents used to arrive at the decision.


SECTION 4. BENEFITS

    1.   ELIGIBILITY

         An employee of the Company or a subsidiary of the Company which shall have elected to participate in the Plan (each such company sometimes being referred to herein as a "Participating Company") who is eligible for an award under his company's Short Term Incentive Plan and/or who has been granted an award under the BellSouth Corporation Executive Long Term Incentive Plan shall be eligible to participate in the Plan. In addition, each person who is a "Participant" as that term is defined in Section 4A.2 of the Plan shall be eligible for benefits as described in Section 4A.

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    2.   PARTICIPATION

         (a) Prior to the beginning of any calendar year, an eligible employee may elect to participate in the Plan by directing that all or part of the awards under his company's Short Term Incentive Plan and/or under the BellSouth Corporation Executive Long Term Incentive Plan which the employee's company would otherwise pay currently to the employee in which calendar year and subsequent calendar years shall be credited to a deferred account subject to the terms of the Plan. In no event, however, shall the part of an award under either plan credited to a deferred account subject to the terms of the Plan. In no event, however, shall the part of an award under either plan credited during any calendar year be less than $1,000 (based on a valuation at the time the award would otherwise be paid).

         (b) Such an election to participate in the Plan shall be in the form of a document executed by the employee and filed with the employee's company. An election related to awards otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of the preceding calendar year.

         (c) An election shall continue until the employee terminates or modifies such election by written notice, or until the employee ceases to be employed by his company (other than a transfer to another company whose employees are eligible to participate in the Plan), in which case the employee shall be considered to have terminated the election. Any such termination or modification shall become effective as of the end of the calendar year in which such notice is given with respect to all awards for which irrevocable elections regarding deferral have not been made.

         (d) An eligible employee who has filed a termination of election may thereafter again file an election to participate with respect to awards otherwise payable in calendar years subsequent to the filing of such election.

         (e) For the purpose of this Section 4, an election made by an eligible employee under the comparable provisions of the predecessor Bell System Senior Management Incentive Award Deferral Plan ("the Predecessor Plan") shall be considered as an election made under this
         Section 4, and the reference to short term incentive awards in such an election under the Predecessor Plan shall be considered to refer to awards under the Short Term Incentive Plan of any company participating in this Plan, and the reference to long term incentive awards in such an election shall be considered to refer to awards under the BellSouth Corporation Long Term Incentive Plan.

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    3.   DEFERRED ACCOUNTS

         (a) Deferred amounts related to awards which would otherwise have been distributed in cash by a Participating Company shall be credited to the employee's account either (i) as cash, as described in
         Section 4.3(b), or (ii) as deferred Company shares, as described in
         Section 4.3(c), as elected by the employee in the election form described in Section 4.2(b). Deferred amounts related to awards which would otherwise have been distributed in Company common shares by a Participating Company shall be credited to the employee's account as deferred Company shares, as described in Section 4.3(c). The crediting of deferred amounts to an employee's account either as cash or deferred Company shares shall be for the sole purpose of determining the rate of return to be credited to the employee's account, and shall not be treated or interpreted in any manner whatsoever as a requirement or direction to actually invest assets in Company shares or any other investment media. The Plan, as an unfunded, nonqualified deferred compensation plan, shall not have any actual investment of assets relative to the benefits or accounts hereunder.

         (b) Deferred amounts credited to the employee's account as cash shall bear interest from the date the awards would otherwise have been paid. The interest credited to the account will be compounded at the end of each calendar quarter, and the annual rate of interest applied at the end of any calendar quarter shall be determined by the Board of Directors from time to time. In addition, if the employee's account under the Predecessor Plan has been transferred to an account under this Plan as of January 1, 1984 effective date of this Plan, then the employee's account under this Plan shall be credited as of such date with the amount credited to the employee's account under the Predecessor Plan as of December 31, 1983, and such amount shall bear interest in accordance with the preceding sentence from the effective date of the Plan. An employee's account under the Predecessor Plan shall be transferred to an account under this Plan, if the employee is employed by a Participating Company on the effective date of the Plan.

         (c) To the extent that an employee elects to have deferred amounts credited to his or her account as deferred Company shares, such employee's account shall be credited as of the date(s) on which the related award(s) would otherwise have been distributed in cash, with the number of shares of Company stock equal to the number of such shares that could have been purchased with the dollar amount of such award(s) at the average of the high and low sales prices of Company common shares on the New York Stock Exchange ("NYSE") for the last day of the month preceding the day on which the related award(s) would otherwise have been distributed in cash or, if on such date the NYSE is not operating and open to the public for trading (a "Business Day"), on the Business Day most recently preceding such day. Deferred amounts relating to awards which would otherwise have been

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         distributed in Company common shares shall be credited to the employee's account with an equivalent number of deferred Company shares.

         Deferred amounts credited to the employee's account as deferred Company shares shall also be credited on each dividend payment date for Company shares with an amount equivalent to the dividend payable on the number of Company common shares equal to the number of deferred Company shares in the employee's account on the record date for such dividend. Such amount shall then be converted to a number of additional deferred Company shares determined by dividing such amount by the price of Company common shares, as determined in the following sentence. The price of Company common shares related to any dividend payment date shall be the average of the daily high and low sales prices of BellSouth common shares on the NYSE for the period of five Business Days ending on such dividend payment date, or the period of five Business Days immediately preceding such dividend payment date if the dividend payment date is not a Business Day.

         (d) In the event of any change in outstanding Company common shares by reason of any stock dividend or split, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change, the Board of Directors shall make such adjustments, if any, that it deems appropriate in the number of deferred Company shares then credited to employees' accounts. Any and all such adjustments shall be conclusive and binding upon all parties concerned.

    4.   DISTRIBUTION

         (a) At the time an eligible employee makes an election to participate in the Plan, the employee shall also make an election with respect to the distribution (during the employee's lifetime or in the event of the employee's death) of the amounts credited to the employee's deferred account. Such an election related to awards otherwise payable currently in any calendar year shall become irrevocable on the last day prior to the beginning of such calendar year. Amounts related to awards which would have been distributed in cash in the absence of a deferral election shall be distributed in cash. In the case of amounts credited to the employee's account as deferred Company shares, the amount of the cash distribution shall be determined by multiplying the number of deferred Company shares in the employee's account by the price of Company common shares. For purposes of the preceding sentence, the price of Company common shares shall be the average of the daily high and low sales prices of Company common shares on the NYSE for the last Business Day of the month preceding the payment date (described in Section 4(b)). Amounts related to awards which would have been distributed in Company common shares in the absence of a deferral shall be distributed in the form of an equal number of Company common shares.

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         (b) An employee may elect to receive the amounts credited to the employee's account in one payment or in some other number of approximately equal annual installments (not exceeding 20). The first installment (or the single payment of the employee has so elected) shall be paid as soon as administratively practicable following the first day of the calendar quarter next following the earlier of (1) the end of the month in which the employee attains the age specified in such election (not earlier than age 55), or (2) the end of the month in which the employee retires from a Participating Company, or otherwise terminates employment with any such company (except for a transfer to another such company).

         (c) Notwithstanding an election pursuant to this Section 4, Paragraph 4(b), the entire amount then credited to the employee's account shall be paid immediately in a single payment if an employee is discharged for cause by his company, or if an employee otherwise ceases to be employed by his company and becomes a proprietor, officer, partner, employee, or otherwise becomes affiliated with any business that is in competition with Company or any of its subsidiaries, or becomes employed by a governmental agency having jurisdiction over the activities of Company or any of its subsidiaries.

         (d) An employee may elect that, in the event the employee should die before full payment of all amounts credited to the employee's account, the balance of the deferred amounts shall be distributed in one payment or in some other number of approximately equal annual installments (not exceeding 10) to the beneficiary or beneficiaries designated in writing by the employee, or if no designation has been made, to the estate of the employee in a lump sum. The first installment (or the single payment if the employee has so elected) shall be paid as soon as administratively practicable following the first day of the calendar quarter next following the month of death.

         (e) Installments subsequent to the first installment to the employee, or to a beneficiary or to the employee's estate, shall be paid as soon as administratively practicable following the first day of the applicable calendar quarter in each succeeding calendar year until the entire amount credited to the employee's deferred account shall have been paid. Deferred amounts held pending distribution shall continue to be credited with interest or additional deferred Company shares, as applicable, determined in accordance with this Section 4, Paragraph 3(a), (b) and (c).

         (f) The obligation to make distribution of deferred amounts credited to an employee's account during any calendar year plus the additional amounts credited on such deferred amounts pursuant to this Section 4, Paragraph 3(a), (b) and (c) shall be borne by the Participating Company which otherwise would have paid the related award currently. However, the obligation to make distribution with respect to deferred amounts which are related to amounts credited to an employee's

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         account as of the effective date of the Plan, pursuant to this Section
         4 Paragraph 3(a), and with respect to which no Participating Company would otherwise have paid the related award currently, shall be borne by the Participating Company which employed the employee on the effective date of the Plan.

         (g) For the purposes of this Section 4, an election described in Paragraph 4(a) or a beneficiary designation described in Paragraph 4(d) made under the comparable provision of the Predecessor Plan shall be considered as an election or beneficiary designation, respectively, made under this Section 4.

SECTION 4A. ADDITIONAL PAYMENT.

    1. Each Participating Company shall pay to each Participant, as defined below, an amount determined under this Section at those times and in the manner prescribed in this Section notwithstanding any other obligation of the Participating Company to any person under the other provisions of this Plan.

    2.   For purposes of this Section:

         A. "Participant" means any person who participates in the Nonqualified Plan in a Plan Year and any Executive who participates in a Savings Plan in a Plan Year.

         B. "Plan Year" means each calendar year, but for the first Plan Year means February 1, 1985 through December 31, 1985.

         C.   "Computation Date" means December 31 of each Plan Year.

         D. "Payment Date" means (i) with respect to amounts accrued under this Section 4A prior to May 1, 1994, the second anniversary of each Computation Date, and (ii) with respect to amounts accrued under this
         Section 4A after April 30, 1994, the day in each month on which Participants' regular monthly paychecks are delivered.

         E. "Nonqualified Plan" means the BellSouth Corporation Nonqualified Deferred Compensation Plan.

         F. "Savings Plan" means the BellSouth Retirement Savings Plan (the "RSP") and any predecessor or successor plan.

    3. (A) For periods prior to May 1, 1994, each Participating Company shall pay to each Participant on each Payment Date an amount equal to:

              (1) The dollar amount, if any, actually deferred by the Participant pursuant to the Nonqualified Plan in the Plan Year (or, in the case of Plan Year

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              1994, the period prior to May 1, 1994) in which the Computation
              Date occurs, notwithstanding the amount that the Participant elected to defer pursuant to that plan, if different, plus the amount, if any, equal to the remaining base salary paid to the Participant during the Plan Year (or, in the case of Plan
              Year 1994, the period prior to May 1, 1994) in excess of the amount of such Participant's compensation which may be taken into account under Section 401(a)(17) of the Internal Revenue Code of 1986, as amended (the "Code"), or any successor provision, plus, in the case of Participants who participate in and make the maximum allowable contribution to the RSP in a Plan Year (or, in the case of Plan Year 1994, the period prior to May 1, 1994), the amount of base salary (excluding any base salary taken into account under the preceding provisions of this paragraph 4A.3(A)(l)) paid to the Participant during the Plan Year in excess of the amount of base salary that would produce the maximum contribution to the RSP for a Participant who contributed to the RSP six percent (6%) of his or her Eligible Compensation, as that term or its replacement is defined in the RSP, for the Plan Year (or, in the case of Plan Year 1994, the period prior to May 1, 1994),

              (2) multiplied by the lesser of six percent (6%) or the percentage of such Participant's Salary or Eligible Compensation, as those terms or their replacements are defined in the Savings Plan, which the Participant actually caused to be contributed as before-tax or after-tax contributions to the Savings Plans in the Plan Year in which the Computation Date occurs (or, in the case of Plan Year 1994, the period prior to May 1, 1994), notwithstanding the amount elected to be contributed to the Savings Plans, if different; provided, however, that Participants who make the maximum allowable contribution to a Savings Plan in a Plan Year (or, in the case of Plan Year 1994, the period prior to May 1, 1994) shall be deemed, for purposes of this Paragraph 4A.3(A)(2), to have caused to be contributed six percent (6%) of such Salary or Eligible Compensation for such Plan Year (or, in the case of Plan Year 1994, the period prior to May 1, 1994),

              (3) multiplied by the applicable percentage determined for that Plan Year (or, in the case of Plan Year 1994, the period prior to May 1, 1994) in which the Computation Date occurs as the percentage at which contributions by the Participant to the relevant Savings Plan are matched by Company contributions,

              (4) plus an amount of interest for the period beginning on the first day of the Plan Year in which the Computation Date occurs and ending on the Payment Date, which interest shall be calculated on the same basis as interest is calculated on cash awards deferred under this Plan.

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         (B) For periods after April 30, 1994, each Participating Company shall pay to each Participant on each Payment Date an amount equal to:

              (1) the dollar amount, if any, actually deferred by the Participant pursuant to the Nonqualified Plan for the pay period in which such Payment Date occurs, notwithstanding the amount the Participant elected to defer pursuant to that plan, if different, plus the amount, if any, equal to the remaining base salary paid to the Participant for such pay period in excess of the amount of such Participant's compensation which may be taken into account under Code Section 401(a)(17), or any successor provision, plus, in the case of Participants who participate in and make the maximum allowable contribution to the RSP for such pay period, the amount of base salary (excluding any base salary taken into account under the preceding provisions of this paragraph 4A.3(B)(l)) paid to the Participant during such pay period in excess of the amount of base salary that would produce the maximum contribution to the RSP for a Participant who contributed to the RSP six percent (6%) of his or her Eligible Compensation, as that term or its replacement is defined in the RSP, for such day period,

              (2) multiplied by the lesser of six percent (6%) or the percentage of such Participant's Salary or Eligible Compensation, as those terms or their replacements are defined in the Savings Plans, which the Participant actually caused to be contributed as before-tax or after-tax contributions to the Savings Plans for such pay period, notwithstanding the amount elected to be contributed to the Savings Plans, if different; provided, however, that Participants who make the maximum allowable contribution to a Savings Plan for a pay period shall be deemed, for purposes of this paragraph 4A.3(B)(2), to have caused to be contributed six percent (6%) of such Salary or Eligible Compensation for such pay period,

              (3) multiplied by the applicable percentage determined for such pay period as the percentage at which contributions by the Participant to the relevant Savings Plan are matched by Company contributions.

    4. A Participant who terminates employment shall be entitled to receive amounts payable under Paragraph 3 of this Section 4A on the Payment Dates otherwise scheduled except in the case of any termination of employment as described in Section 4, Paragraph 4(c), in which event all amounts otherwise payable under Section 4A, Paragraph 3 shall be immediately forfeited.

    5. In the event of a Participant's death prior to receipt of all amounts under Paragraph 3 of this Section 4A, all such unpaid amounts (except as provided in Section 4A, Paragraph 4) shall be paid in a lump sum to the participant's estate as soon as is practical following his death.

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SECTION 5. MISCELLANEOUS

         (1) The Participating Company only has contractual obligations to make payments to, or on behalf of, the Executive or Participant. The deferred amounts related to each Participating Company shall be held in the general funds of such company. A Participating Company shall not be required to reserve or otherwise set aside funds for the payment of such deferred amounts. Executives and Participants (and any other person who acquires a right to receive payments from a Participating Company under this Plan) have the status of general unsecured creditors of the Participating Company. Nothing contained in this Plan shall create or be construed to create a trust of any kind or a fiduciary relationship between any Participating Company and any Executive or Participant. The rights of (or attributable to) any Executive or Participant hereunder may not be sold, assigned (either at law or in equity), transferred, pledged, encumbered or subject to attachment, garnishment, levy, execution or other legal or equitable process. Nor shall any interest of the Executive or Participant be subject to the claims of any creditor of the Executive or Participant. Finally, no Executive or Participant shall have any rights in any specific assets of any Participating Company. Any accounting reserve established as a result of the Plan only reflects a contractual obligation of the Participating Company on its books of accounting and does not constitute a segregated fund of assets or separation of assets, and the obligations of each Participating Company only are payable from its operating assets at the time the payment is due.


         (2) In addition, (i) if any payment is made to (or attributable to) an Executive or Participant with respect to benefits described in this Plan from any source arranged by Company or a Participating Company including, without limitation, any fund, trust, insurance arrangement, bond, security device, or any similar arrangement, such payment shall be deemed to be in full and complete satisfaction of the obligation of the Participating Company under this Plan to the extent of such payment as if such payment had been made directly by the Participating Company; and (ii) if any payment from a source described in clause (i) above shall be made, in whole or in part, prior to the time payment would be made under the terms of this Plan, such payment shall be deemed to satisfy the Participating Company's obligation to pay Plan benefits beginning with the benefit which would next become payable under the Plan and continuing in the order in which benefits are so payable, until the payment from such other source is fully recovered. In determining the benefits satisfied by a payment described in clause
         (ii), Plan benefits, as they become payable, shall be discounted to their value as of the date such actual payment was made using an interest rate equal to the valuation interest rate for deferred annuities as last published by the Pension Benefit Guaranty Corporation prior to the date of such actual payment. If the benefits which actually become payable under this Plan, after applying the discount described in the preceding sentence, are less than the amount of the payment(s) described in clause

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         (ii), any such shortfall shall not be collected from or enforced against the Executive or Participant as a claim by the Participating Company.

         (3) The Board of Directors may at any time make changes in the Plan or terminate the Plan, but such changes or termination shall not adversely affect the rights of any employee or Participant, without his consent, to any benefit under the Plan to which such employee or Participant may have been previously entitled prior to the effective date of such change or termination. The Chairman or the Responsible Officer with the concurrence of the General Counsel of the Company shall be authorized to make minor or administrative changes to the Plan.



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